Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-190737) and Form S-8 (Nos. 333-84300, 033-46062, 333-152894, 333-159648, 333-165713, 333-183529 and 333-190738) of MBIA Inc. of:

(1)	Our report dated March 3, 2014 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting of MBIA Inc., which appears in this Form 10-K.

(2)	Our report dated March 3, 2014 relating to the consolidated financial statements of National Public Finance Guarantee Corporation, which is included in Exhibit 99.1 in this Form 10-K.

(3)	Our report dated March 3, 2014 relating to the consolidated financial statements of MBIA Insurance Corporation, which is included in Exhibit 99.2 in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 3, 2014